CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Circular of our report dated August 18, 2017, relating to the financial statements of CapWest Income LLC (the “Company”) (which report expresses an unqualified opinion on the financial statements) as of June 30, 2017 and 2016 and for the year ended June 30, 2017 and for the period from June 6, 2016 (“Inception”) through June 30, 2016, which are contained in the Offering Circular.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

December 6, 2017

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